United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2012 (July 13, 2012)

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On July 13, 2012, IsoRay, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Registered Direct Purchase Agreement”) with certain investors providing for the sale of a total of up to 3,626,943 shares of the Company’s common stock for an aggregate purchase price of $3.5 million at a price per share of $0.965 (the “Registered Direct Offering”).

The Company estimates that the net proceeds from the Registered Direct Offering will total approximately $3.3 million which will be used to meet the Company’s working capital needs and general corporate purposes.

The shares of common stock to be sold in the Registered Direct Offering are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was declared effective on November 13, 2009 (File No. 333-162694) and Form S-3MEF to be filed on July 16, 2012 (collectively, the “Registration Statement”).

The closing of the sale of these shares is expected to take place on or about July 19, 2012, subject to customary closing conditions.  A copy of the form of the Registered Direct Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On July 13, 2012, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) pursuant to which Ladenburg has agreed to act as the Company’s exclusive placement agent in connection with the Registered Direct Offering.  On a best efforts basis, Ladenburg had the exclusive right to identify prospective purchasers and arrange for sales of the Company’s common stock.  Ladenburg had no obligation to purchase any of the Company’s shares.  In accordance with the terms of the Placement Agency Agreement, the Company will pay Ladenburg an aggregate commission equal to 5% of the gross proceeds of the sale of the common stock in the Registered Direct Offering, other than proceeds from an excluded investor, and expenses of 0.3% of such proceeds, with a cap of $7,500 unless waived by the Company.

A copy of the Placement Agency Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.  In addition to the form of Registered Direct Purchase Agreement and the Placement Agency Agreement, Exhibits 5 and 23 are filed herewith in connection with the Registration Statement and are incorporated herein by reference.

The information contained in this Current Report on Form 8-K does not constitute an offer to sell or solicitation of offers to buy the shares or any other securities.

The foregoing summaries of the Registered Direct Purchase Agreement and the Placement Agency Agreement do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents.

The Registered Direct Purchase Agreement and the Placement Agency Agreement contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, the Purchasers and the Ladenburg, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Registered Direct Purchase Agreement and the Placement Agency Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Registered Direct Purchase Agreement and the Placement Agency Agreement. Accordingly, other investors and stockholders may not rely on such representations and warranties. Furthermore, such representations and warranties are made only as of the date of the agreements. Information concerning the subject matter of such representations and warranties may change after the date of the agreements, and any such changes may not be fully reflected in the Company's reports or other filings with the SEC.

ITEM 8.01 Other Events.

On July 16, 2012, the Company issued a press release announcing the Registered Direct Offering. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

5	Opinion of Keller Rohrback, PLC**

10.1	Form of Securities Purchase Agreement, dated July 13, 2012*

10.2	Placement Agency Agreement between IsoRay, Inc. and Ladenburg Thalmann & Co. Inc. dated July 13, 2012*

23	Consent of Keller Rohrback, PLC (included as part of Exhibit 5)**

99.1	Press Release of IsoRay, Inc. dated July 16, 2012*

* Filed herewith

** To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2012

IsoRay, Inc., a Minnesota corporation

By:	/s/ Dwight Babcock
Dwight Babcock, Chairman and CEO